Exhibit 14

Code of Business Ethics

for

CEO and Senior Financial Officers of Glatfelter

The guidelines published in the Glatfelter Code of Business Conduct are applicable to all Glatfelter directors and employees. Glatfelter’s Chief Executive Officer (“CEO”), and all senior financial officers, including the Chief Financial Officer “CFO”, the Vice President, Finance, and the Treasurer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct, the CEO and senior financial officers are subject to the following additional specific policies:

1. The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosures in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities.

2. The CEO and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3. The CEO and each senior financial officer shall promptly bring to the attention of the Legal Department and the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4. The CEO and each senior financial officer shall promptly bring to the attention of the Legal Department and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct or of these additional procedures.

5. The Board of Directors shall determine, or designate the Nominating and Corporate Governance Committee to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct or of these additional procedures by the CEO and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and to these additional procedures. They shall include written notices to the individual involved explaining that the Committee or Board has determined that there has been a violation. Such actions could include, but are not limited to, the demotion or re-assignment of the individual involved, the suspension with or without pay or benefits (as determined by the Board or its designee) and the termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation appears to have been intentional or inadvertent, whether the individual in question has been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

6. This Code of Business Ethics for CEO and Senior Financial Officers is subject to change from time to time to meet business needs or legal/regulatory requirements. Recipients are expected to routinely acknowledge their receipt and understanding of its contents by signing and returning a copy of this document to the attention of Michael L. Korniczky, Vice President, General Counsel and Secretary.

Signed:                                                                   Date:                      , 2012

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